Exhibit 99.1

Contact:	Media	Investors
	Stephen Cohen	Joyce Arpin
	(347) 489-6602	(702) 880-4707
Caesars Entertainment Reports Strong Financial Results for the Second Quarter of 2018
Launches Sports Betting in New Jersey in Partnership with Scientific Games Digital
Continues to Execute Against Growth Strategy with Closing of Centaur Acquisition
LAS VEGAS, August 1, 2018 - Caesars Entertainment Corporation (NASDAQ: CZR) (“CEC,” “Caesars,” “Caesars Entertainment,” or the “Company”) today reported second quarter of 2018 results as summarized in the discussion below, which highlights certain GAAP and non-GAAP financial measures on a consolidated basis.
Second Quarter Highlights

•
Second quarter net revenues increased $1.11 billion, from $1.01 billion to $2.12 billion, due to the inclusion of the results of CEOC, LLC (“CEOC”), which emerged from bankruptcy in the fourth quarter of 2017.

•	Net income improved $1,461 million, from a net loss of $1,432 million to net income of $29 million, due to restructuring charges in the prior year.

•	CEC subsidiary executed a $1 billion one year forward interest rate swap, increasing its fixed debt percentage to 60%.
Same-Store Highlights

•	Same-store net revenues improved 2.8%, or $57 million, from $2.06 billion to $2.12 billion.

•	Same-store adjusted EBITDAR increased 13.1% or $72 million, from $551 million to $623 million, driven by revenue growth in gaming and hospitality, and operating cost reduction.

•	Same-store adjusted EBITDAR margin expanded 270 basis points to 29.4%.

•	Las Vegas RevPAR increased 3.5% to $136, within the Company’s guidance range. Las Vegas ADR increased $7 to $145.

•	Marketing costs decreased 6.6%, or $34 million, including $25 million of contra-revenue, reflecting the Company’s continued focus in this area.
“We delivered solid second quarter results, led by strong gaming and hospitality performance in Las Vegas, where we have completed renovating 60% of our 23,000 hotel rooms since 2014. The results also reflect balanced, robust cost management and growth strategies,” said Mark Frissora, President & Chief Executive Officer. “Caesars remains positioned for sustained revenue and EBITDAR growth, and starting this quarter we begin to realize the benefits of the Centaur acquisition, which closed on July 16th, and new sports betting businesses in New Jersey and Mississippi.”
“Our strong operating performance and growth initiatives support a robust free cash flow profile, which positions the company well for sustained growth in the coming quarters and years,” added Eric Hession, Executive Vice President and Chief Financial Officer. “We are committed to maintaining our strong balance sheet and to executing on our disciplined capital allocation strategy to maximize value for shareholders.”

Basis of Presentation
In accordance with U.S. GAAP, the results of CEOC and certain of its U.S. subsidiaries were not consolidated with Caesars from January 15, 2015 until October 6, 2017. Additionally, Caesars deconsolidated the results of its Horseshoe Baltimore property in the third quarter of 2017. Note that certain additional non-GAAP financial measures have been added to highlight the results of the Company including CEOC. “Same-Store” results reported herein include CEOC as if its results were consolidated during all periods, but remove the deconsolidated Horseshoe Baltimore property from all periods presented. See the tables at the end of this press release for the reconciliation of non-GAAP to GAAP presentations. GAAP and same-store results include Caesars Acquisition Company (“CAC”) for all periods presented because CEC’s merger with CAC was accounted for as a reorganization of entities under common control. The intent of the same-store information is to illustrate certain comparable results based on the current consolidation structure. For same-store result reconciliations by region, see the historical information supplement in the Investor Relations section of www.caesars.com.

We also adopted ASC 606: Revenue from Contracts with Customers, effective January 1, 2018, using the full retrospective method, which requires the Company to recast each prior reporting period presented consistent with the new standard.
Financial Results
We view each casino property as an operating segment and aggregate such casino properties into three regionally-focused reportable segments: (i) Las Vegas, (ii) Other U.S. and (iii) All Other, which is consistent with how we manage the business. The results of our reportable segments presented below are consistent with the way management assesses these results and allocates resources, which is a consolidated view that adjusts for the effect of certain transactions between reportable segments within Caesars. “All Other” includes managed, international and other properties as well as parent and other adjustments to reconcile to consolidated Caesars results.
Net Revenues

	Three Months Ended June 30,				Same-Store (1) Three Months Ended June 30,
(Dollars in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Las Vegas	$992	$684	$308	45.0%	$992	$923	$69	7.5%
Other U.S.	982	307	675	**	982	980	2	0.2%
All Other	145	17	128	**	145	159	(14)	(8.8)%
Caesars	$2,119	$1,008	$1,111	110.2%	$2,119	$2,062	$57	2.8%
____________________
1 See the Reconciliation of Net Income/(Loss) Attributable to Caesars Entertainment Corporation to Adjusted EBITDAR, which includes a reconciliation for Same-Store net revenues and adjusted EBITDAR.
** Percentage is not meaningful.
The inclusion of CEOC’s results increased CEC net revenues by $1.11 billion. The year-over-year comparison is not meaningful due to the magnitude of consolidating CEOC’s portfolio.
Same-store net revenues improved 2.8%, driven by strength in Las Vegas. Las Vegas gaming revenue increased 10.7%, led by significant year-over-year baccarat growth. Las Vegas ADR and RevPAR grew 5.2% and 3.5%, respectively, driving year-over-year non-gaming revenue improvement. Las Vegas occupancy was 93.9% in the quarter, down from 95.5% in 2017, primarily due to 36,000 incremental room nights available. A work stoppage at Caesars Windsor temporarily lowered reimbursed management cost revenue, driving the 8.8% decline in All Other regional revenue. Hold had a favorable impact of $8 million compared to the prior year and was $21 million above our expectations.
Income/(Loss) from Operations

	Three Months Ended June 30,				Same-Store Three Months Ended June 30,
(Dollars in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Las Vegas	$246	$156	$90	57.7%	*	*	*	*
Other U.S.	131	47	84	178.7%	*	*	*	*
All Other	(95)	(54)	(41)	(75.9)%	*	*	*	*
Caesars	$282	$149	$133	89.3%	*	*	*	*
____________________
*Adjustments to property, plant, and equipment (“PP&E”) at emergence distorts year-over-year comparability of same-store income from operations.

The consolidation of CEOC’s results in the current year drove the fluctuation in income from operations.
Net Income/(Loss) Attributable to Caesars

	Three Months Ended June 30,				Same-Store Three Months Ended June 30,
(Dollars in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Las Vegas	$164	$150	$14	9.3%	*	*	*	*
Other U.S.	(9)	40	(49)	**	*	*	*	*
All Other	(126)	(1,622)	1,496	92.2%	*	*	*	*
Caesars	$29	$(1,432)	$1,461	**	*	*	*	*
____________________
*Adjustments to PP&E, debt, and the financial obligation at emergence distorts year-over-year comparability of same-store net income.
**Percentage is not meaningful.
Nonrecurring restructuring expenses in 2017 primarily drove the year-over-year fluctuation in net income.
Adjusted EBITDAR (1)

	Three Months Ended June 30,				Same-Store (1) Three Months Ended June 30,
(Dollars in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Las Vegas	$383	$242	$141	58.3%	$383	$329	$54	16.4%
Other U.S.	258	71	187	**	258	236	22	9.3%
All Other	(18)	(23)	5	21.7%	(18)	(14)	(4)	(28.6)%
Caesars	$623	$290	$333	114.8%	$623	$551	$72	13.1%
____________________
1 See the Reconciliation of Net Income/(Loss) Attributable to Caesars Entertainment Corporation to Adjusted EBITDAR, which includes a reconciliation for Same-Store net revenues and adjusted EBITDAR.
** Percentage is not meaningful.
Same-store adjusted EBITDAR improved 13.1%, led by revenue growth and margin expansion in the Las Vegas and Other U.S. regions. Las Vegas gaming and hospitality performance, and regional marketing and labor efficiency improvements were the primary drivers. Second quarter marketing efficiency, which measures marketing costs as a percentage of gross revenue, reached an all-time best for CEC. Corporate costs associated with system implementations and optimization, and $4 million of unfavorable hold at our international properties drove the $4 million decline in the All Other region. Hold had a favorable impact of $7 million compared to the prior year and was $15 million above our expectation.

Cash and Available Revolver Capacity

(In millions)	June 30, 2018
Cash and cash equivalents	$2,687
Revolver capacity	1,200
Revolver capacity drawn or committed to letters of credit	(77)
Total Liquidity	$3,810

Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 9:00 a.m. Pacific Time Wednesday, August 1, 2018, to discuss its second quarter results, certain forward-looking information and other matters related to Caesars Entertainment Corporation, including certain financial and other information. The press release, webcast, and presentation materials will be available on the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 877-637-3723, or 832-412-1752 for international callers, and enter Conference ID 5375299 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company’s website for 90 days after the event. Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/events-and-presentations.

About Caesars
Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Caesars Entertainment is mainly comprised of two wholly owned operating subsidiaries: CEOC, LLC and Caesars Resort Collection, LLC. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 49 casinos in 13 U.S. states and five countries. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.
Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, these statements contain words such as “may,” “continue,” “focus,” “will,” “expect,” “believe,” “positioned,” “initiatives,” or “strategy,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, such as legal proceedings, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars Entertainment may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in Caesars Entertainment’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•
our ability to respond to changes in the industry, particularly digital transformation, and to take advantage of the opportunity for legalized sports betting in multiple jurisdictions in the United States (which may require third-party arrangements and/or regulatory approval);

•	development of our announced convention center in Las Vegas and certain of our other announced projects are subject to risks associated with new construction projects, including those described below;

•	we may not be able to realize the anticipated benefits of our acquisition of Centaur;

•
completion of the sale of Harrah’s Philadelphia Casino and Racetrack to VICI is subject to customary closing conditions, including certain regulatory approvals and third party approvals, which may not be satisfied;

•	the impact of our new operating structure following CEOC’s emergence from bankruptcy;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

•
the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives and other continuous improvement initiatives;

•	the ability to take advantage of opportunities to grow our revenue;

•	the ability to use net operating losses to offset future taxable income as anticipated;

•	the ability to realize all of the anticipated benefits of current or potential future acquisitions;

•	the ability to effectively compete against our competitors;

•	the financial results of our consolidated businesses;

•
the impact of our substantial indebtedness, including its impact on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

•
the ability to access available and reasonable financing or additional capital on a timely basis, and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and same-store or hotel sales;

•
changes in the extensive governmental regulations to which we are subject, and (1) changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, (2) third-party relations and (3) approvals, decisions, disciplines and fines of courts, regulators and governmental bodies;

•
compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws, the Foreign Corrupt Practices Act and other anti-corruption laws, and the Bank Secrecy Act and other anti-money laundering laws;

•	our ability to recoup costs of capital investments through higher revenues;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, growth of online gaming, competition for new licenses, and operating and market competition;

•	our ability to protect our intellectual property rights and damages caused to our brands due to the unauthorized use of our brand names by third parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the ability to execute on our brand licensing and management strategy is subject to third party agreements and other risks associated with new projects;

•	not being able to realize all of our anticipated cost savings;

•	the potential difficulties in employee retention, recruitment and motivation;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft, and cheating;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	the impact of adverse legal proceedings and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents (including the impact of the recent mass shooting in Las Vegas on tourism), severe weather conditions, uprisings, or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the effects of environmental and structural building conditions relating to our properties and our exposure to environmental liability, including as a result of unknown environmental contamination;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee and customer data;

•	access to insurance for our assets on reasonable terms; and

•	the impact, if any, of unfunded pension benefits under multiemployer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars Entertainment disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2018	2017	2018	2017
Revenues
Casino	$1,062	$420	$2,045	$810
Food and beverage	391	205	774	411
Rooms	388	242	755	489
Other revenue	215	141	387	264
Management fees	15	—	30	—
Reimbursed management costs	48	—	100	—
Net revenues	2,119	1,008	4,091	1,974
Operating expenses
Direct
Casino	567	227	1,131	449
Food and beverage	273	142	539	283
Rooms	121	82	236	162
Property, general, administrative, and other	451	246	873	477
Reimbursable management costs	48	—	100	—
Depreciation and amortization	268	96	548	198
Corporate expense	76	48	158	89
Other operating costs	33	18	99	17
Total operating expenses	1,837	859	3,684	1,675
Income from operations	282	149	407	299
Interest expense	(334)	(142)	(664)	(289)
Restructuring and support expenses and other	45	(1,407)	229	(1,871)
Loss before income taxes	(7)	(1,400)	(28)	(1,861)
Income tax benefit/(provision)	36	(32)	23	(79)
Net income/(loss)	29	(1,432)	(5)	(1,940)
Net loss attributable to noncontrolling interests	—	—	—	1
Net income/(loss) attributable to Caesars	$29	$(1,432)	$(5)	$(1,939)

Earnings/(loss) per share - basic and diluted
Basic and diluted earnings/(loss) per share	$0.04	$(9.62)	$(0.01)	$(13.09)
Weighted-average common shares outstanding - basic	698	149	697	148
Weighted-average common shares outstanding - diluted	702	149	697	148

Comprehensive income/(loss)
Foreign currency translation adjustments	$(22)	$—	$(19)	$—
Change in fair market value of interest rate swaps, net of tax	9	—	13	—
Other	—	—	1	—
Other comprehensive loss, net of income taxes	(13)	—	(5)	—
Comprehensive income/(loss)	16	(1,432)	(10)	(1,940)

Amounts attributable to noncontrolling interests:
Foreign currency translation adjustments	5	—	3	—
Comprehensive loss attributable to noncontrolling interests	5	—	3	1
Comprehensive income/(loss) attributable to Caesars	$21	$(1,432)	$(7)	$(1,939)

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

(In millions)	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents ($40 and $58 attributable to our VIEs)	$2,687	$2,558
Restricted cash	111	116
Receivables, net	443	494
Due from affiliates, net	9	11
Prepayments and other current assets ($1 and $2 attributable to our VIEs)	187	239
Inventories	40	39
Total current assets	3,477	3,457
Property and equipment, net ($79 and $57 attributable to our VIEs)	15,844	16,154
Goodwill	3,814	3,815
Intangible assets other than goodwill	1,573	1,609
Restricted cash	50	35
Deferred income taxes	2	2
Deferred charges and other assets ($30 and $0 attributable to our VIEs)	394	364
Total assets	$25,154	$25,436

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable ($4 and $3 attributable to our VIEs)	$250	$318
Accrued expenses and other current liabilities	1,247	1,326
Interest payable	35	38
Contract liabilities	146	129
Current portion of financing obligations	11	9
Current portion of long-term debt	64	64
Total current liabilities	1,753	1,884
Financing obligations	9,422	9,355
Long-term debt	8,822	8,849
Deferred income taxes	550	577
Deferred credits and other liabilities	1,301	1,474
Total liabilities	21,848	22,139
Stockholders’ equity
Caesars stockholders’ equity	3,219	3,226
Noncontrolling interests	87	71
Total stockholders’ equity	3,306	3,297
Total liabilities and stockholders’ equity	$25,154	$25,436

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(In millions)	2018	2017
Cash flows provided by operating activities	$404	$203
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(215)	(164)
Proceeds from the sale and maturity of investments	28	26
Payments to acquire investments	(16)	(18)
Cash flows used in investing activities	(203)	(156)
Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	467	285
Debt issuance costs and fees	(5)	(8)
Repayments of long-term debt and revolving credit facilities	(500)	(348)
Proceeds from the issuance of common stock	4	7
Repurchase of common stock	(31)	—
Taxes paid related to net share settlement of equity awards	(12)	(9)
Financing obligation payments	(5)	—
Contributions from noncontrolling interest owners	20	—
Distributions to noncontrolling interest owners	—	(6)
Cash flows used in financing activities	(62)	(79)
Net increase/(decrease) in cash, cash equivalents, and restricted cash	139	(32)
Cash, cash equivalents, and restricted cash, beginning of period	2,709	4,658
Cash, cash equivalents, and restricted cash, end of period	$2,848	$4,626

Supplemental Cash Flow Information:
Cash paid for interest	$581	$272
Cash paid for income taxes	4	3
Non-cash investing and financing activities:
Change in accrued capital expenditures	10	(9)

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

Property earnings before interest, taxes, depreciation and amortization and rent (“EBITDAR”) is presented as a measure of the Company’s performance. Property EBITDAR is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, including finance obligation expenses, net of interest capitalized and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level, and (vi) lease payments associated with our financing obligation.
In evaluating property EBITDAR you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDAR should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDAR is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”)). Property EBITDAR may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDAR is included because management uses property EBITDAR to measure performance and allocate resources, and believes that property EBITDAR provides investors with additional information consistent with that used by management.
Adjusted EBITDAR is defined as EBITDAR further adjusted to exclude certain non-cash and other items as exhibited in the following reconciliation, and is presented as a supplemental measure of the Company’s performance. Management believes that adjusted EBITDAR provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the Company.
Adjusted EBITDAR margin is calculated as adjusted EBITDAR divided by net revenues. Adjusted EBITDAR margin is included because management uses adjusted EBITDAR margin to measure performance and allocate resources, and believes that adjusted EBITDAR margin provides investors with additional information consistent with that used by management.
Because not all companies use identical calculations, the presentation of adjusted EBITDAR and adjusted EBITDAR margin may not be comparable to other similarly titled measures of other companies.
The following tables reconcile net income/(loss) attributable to the companies presented to property EBITDAR and adjusted EBITDAR for the periods indicated.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Three Months Ended June 30, 2018				Three Months Ended June 30, 2017
(Dollars in millions)	Las Vegas	Other U.S.	All Other (f)	CEC	Las Vegas	Other U.S.	All Other (f)	CEC
Net income/(loss) attributable to Caesars	$164	$(9)	$(126)	$29	$150	$40	$(1,622)	$(1,432)
Net income/(loss) attributable to noncontrolling interests	—	1	(1)	—	—	—	—	—
Income tax (benefit)/provision	—	—	(36)	(36)	—	—	32	32
Restructuring and support expenses and other (a)	2	—	(47)	(45)	3	—	1,404	1,407
Interest expense [1]	80	139	115	334	3	7	132	142
Depreciation and amortization [2]	132	121	15	268	74	21	1	96
Corporate expense	—	—	76	76	—	—	48	48
Other operating costs (b)	1	1	31	33	9	1	8	18
Property EBITDAR	379	253	27	659	239	69	3	311
Corporate expense	—	—	(76)	(76)	—	—	(48)	(48)
Stock-based compensation expense (c)	2	3	15	20	—	1	8	9
Other items (d)	2	2	16	20	3	1	14	18
Adjusted EBITDAR	$383	$258	$(18)	$623	$242	$71	$(23)	$290

Net revenues	$992	$982	$145	$2,119	$684	$307	$17	$1,008
Adjusted EBITDAR margin (e)	38.6%	26.3%	(12.4)%	29.4%	35.4%	23.1%	(135.3)%	28.8%

Interest expense on debt	$—	$1	$113	$114	$3	$7	$132	$142
Interest expense on financing obligations	80	138	2	220	—	—	—	—
[1]Interest expense	$80	$139	$115	$334	$3	$7	$132	$142

Cash payments on financing obligations (incl. principal)	$70	$118	$3	$191	$—	$—	$—	$—

Depreciation expense	$82	$43	$15	$140	$74	$21	$1	$96
Depreciation on failed sale-leaseback assets	50	78	—	128	—	—	—	—
[2]Depreciation and amortization	$132	$121	$15	$268	$74	$21	$1	$96

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION - SAME-STORE 2017 DATA
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Three Months Ended June 30, 2017				Three Months Ended June 30, 2017
(Dollars in millions)	CEC	CEOC	Less: Baltimore	Same-Store	Las Vegas	Other U.S.	All Other (f)	Same-Store
Net income/(loss) attributable to Caesars	$(1,432)	$139	$2	$(1,291)	$208	$171	$(1,670)	$(1,291)
Net income attributable to noncontrolling interests	—	2	—	2	—	2	—	2
Income tax provision	32	8	—	40	—	1	39	40
Restructuring and support expenses and other (a)	1,407	25	—	1,432	3	(2)	1,431	1,432
Interest expense	142	57	(8)	191	4	8	179	191
Depreciation and amortization	96	86	(7)	175	100	57	18	175
Corporate expense	48	26	—	74	—	—	74	74
Other operating costs (b)	18	(52)	—	(34)	12	1	(47)	(34)
Property EBITDAR	311	291	(13)	589	327	238	24	589
Corporate expense	(48)	(26)	—	(74)	—	—	(74)	(74)
Stock-based compensation expense (c)	9	—	—	9	—	1	8	9
Other items (d)	18	11	(2)	27	2	(3)	28	27
Adjusted EBITDAR	$290	$276	$(15)	$551	$329	$236	$(14)	$551

Net revenues	$1,008	$1,123	$(69)	$2,062	$923	$980	$159	$2,062
Adjusted EBITDAR margin (e)	28.8%	24.6%	21.7%	26.7%	35.6%	24.1%	(8.8)%	26.7%
____________________

(a)
2018 amount primarily represents a change in fair value of our derivative liability related to the conversion option of the CEC Convertible Notes; 2017 amount primarily represents CEC’s costs in connection with the restructuring of CEOC.

(b)	Amounts primarily represent costs incurred in connection with the development activities and reorganization activities, and/or recoveries associated with such items.

(c)	Amounts represent stock-based compensation expense related to shares, stock options, restricted stock units, and performance stock units granted to the Company’s employees.

(d)
Amounts represent add-backs and deductions from adjusted EBITDAR permitted under certain indentures. Such add-backs and deductions include litigation awards and settlements, costs associated with CEOC’s restructuring and related litigation, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.

(e)	Adjusted EBITDAR margin is calculated as adjusted EBITDAR divided by net revenues.

(f)	Amounts include eliminating adjustments and other adjustments to reconcile to consolidated CEC and same-store adjusted EBITDAR.